Exhibit 99.1

PRESS RELEASE	Corporate Headquarters
11150 Santa Monica Boulevard
Suite 1600
Los Angeles, CA 90025
www.cbre.com

FOR IMMEDIATE RELEASE

For further information:
Kenneth Kay	Nick Kormeluk	Steve Iaco
Sr. Executive Vice President and	Sr. Vice President	Sr. Managing Director
Chief Financial Officer	Investor Relations	Corporate Communications
310.405.8905	949.809.4308	212.984.6535

CB RICHARD ELLIS GROUP, INC. REPORTS
FIRST QUARTER 2008 REVENUE OF $1.2 BILLION AND EARNINGS PER
SHARE OF $0.15

Los Angeles, CA – April 29, 2008 — CB Richard Ellis Group, Inc. (NYSE:CBG) today reported revenue of $1.2 billion for the first quarter of 2008, a slight increase over the first quarter of 2007.  The Company reported net income of $20.5 million, or $0.10 per diluted share, for the first quarter of 2008, compared with net income of $12.0 million, or $0.05 per diluted share, for the same quarter last year.

Excluding one-time charges(1), the Company would have earned net income(2) of $31.7 million, or $0.15 per diluted share, in the first quarter of 2008 compared with net income of $65.0 million, or $0.27 per diluted share, in the first quarter of 2007.  This decrease was driven by two factors:  the timing of carried interest revenue recognition in the Global Investment Management segment and the combined impact, in the EMEA segment, of a revenue mix shift and planned increase of costs associated with investment in growth of the business.  Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)(3) totaled $88.5 million for the first quarter of 2008, an increase of $4.2 million, or 5%, from the same quarter last year.

CB Richard Ellis’ first-quarter results were paced by significant growth in its outsourcing business activities. Reflecting the increasing strength of this business line following the December 2006 acquisition of Trammell Crow Company, revenue from this business line rose by 34% and accounted for approximately one-third of global revenue – up from approximately 25% in the same period of 2007.  During the first quarter, the Company won 11 new outsourcing accounts, expanded its services for 10 existing customers and renewed its relationship with 11 others.

“Generally, first-quarter 2008 results were in line with our expectations,” said Brett White, president and chief executive officer of CB Richard Ellis.  “As anticipated, the weaker economy as well as the unsettled credit market environment materially impacted our capital markets businesses. Investment sales activity declined in the Americas and Europe due to limited credit availability.  On the other hand, the quarter underscored our continuing success in diversifying the firm’s revenue streams.  Our outsourcing business grew substantially in every region worldwide.

“In addition, the global leasing business produced strong growth.  Leasing revenue rose significantly in every region although continued economic weakness in the U.S. and EMEA could reduce future leasing results.  Asia Pacific performed exceptionally well during the quarter, with more than 40% top- and bottom-line growth, reflecting both the relatively muted effect, thus far, of credit market uncertainty as well as market share gains and an expansion of our service offering throughout the region.”

Americas Segment Results

First quarter revenue for the Americas region, including the U.S., Canada and Latin America, was $783.5 million, compared with $791.9 million for the first quarter of 2007.  The continued growth of our outsourcing business as well as stronger leasing performance compared to the prior year quarter almost entirely mitigated the impact of lower sales and commercial mortgage brokerage activity brought about by the continued challenges in the credit markets.

Operating income for the Americas region totaled $62.4 million for the first quarter of 2008, compared with $21.6 million for the first quarter of 2007.  The Americas region’s EBITDA totaled $66.3 million for the first quarter of 2008, an increase of $59.1 million from last year’s first quarter, largely due to the inclusion of higher Trammell Crow Company merger and acquisition related expenses in the prior year quarter. Excluding the impact of one-time items, operating income for the Americas region would have totaled $70.7 million for the first quarter of 2008, as compared to $74.5 million for the first quarter of last year.

In the current quarter, the Company recorded an equity loss from unconsolidated subsidiaries of $10.6 million due to a write-down of its investment in CBRE Realty Finance attributable to a declined market valuation.

EMEA Segment Results

Revenue for the EMEA region, which mainly consists of operations in Europe, increased 7.7% to $242.8 million for the first quarter of 2008, compared with $225.4 million for the first quarter of 2007.  This revenue increase reflects the continued strength of the Company’s platform across most business lines and various countries, including the Netherlands, France, the United Kingdom and Russia and the benefit from the strong Euro and British pound sterling against the U.S. dollar.

Operating income for the EMEA segment totaled $8.0 million for the first quarter of 2008, compared with $33.6 million for the same period last year.   EBITDA for the EMEA region totaled $11.7 million for the first quarter of 2008 compared to $36.8 million for last year’s first quarter.  The current year quarter’s lower operating income and EBITDA is mainly due to a shift in revenue mix from investment sales to outsourcing.  Approximately half of the revenue increase was due to higher reimbursements associated with our property and facilities management contracts that are included in revenue with a largely corresponding increase in reimbursable expenses, which therefore does not translate into noticeably increased operating income or EBITDA.  In addition, higher compensation costs driven by investments in headcount and acquisitions as a result of our efforts to grow and diversify operations in this region impacted the current quarter’s results.  The EMEA results were consistent with our expectations and support our current view that this business should post good results in 2008.

The EMEA segment did not incur any significant one-time costs in the current or prior year quarter.

Asia Pacific Segment Results

In the Asia Pacific region, which includes operations in Asia, Australia and New Zealand, revenue totaled $137.4 million for the first quarter of 2008, a 46.2% increase from $94.0 million for the first quarter of 2007.  This strong revenue increase was primarily driven by improved performance in Australia, China, Japan and Korea as well as from our acquisition of a majority interest in CBRE India during the third quarter of 2007.

Operating income for the Asia Pacific segment increased to $12.3 million for the first quarter of 2008 compared to $9.9 million for the same period last year.  EBITDA for the Asia Pacific segment totaled $13.7 million for the first quarter of 2008, an increase of $4.2 million, or 44.1%, from last year’s first quarter.

The Asia Pacific segment did not incur any significant one-time costs in the current or prior year quarter.

Global Investment Management Segment Results

In the Global Investment Management segment, which consists of investment management operations in the U.S., Europe and Asia, revenue totaled $39.5 million for the first quarter of 2008, compared to $85.6 million recorded in the first quarter of 2007.  This segment reported an operating loss of $2.1 million for the first quarter of 2008, compared with operating income of $38.7 million for the same period last year.  EBITDA for this segment was a loss of $1.4 million for the first quarter of 2008, compared with positive EBITDA of $38.9 million in the first quarter of 2007.  The lower results were mainly attributable to the timing of carried interest activity.  As compared with the prior year first quarter, revenue recognized from funds liquidating (carried interest revenue) decreased by $46.4 million, partially offset by lower carried interest incentive compensation of $11.4 million.

For the first quarter of 2008, the Company recorded a total of $5.3 million of incentive compensation expense related to carried interest revenue, all of which related to future periods’ revenue.  Revenues associated with these expenses cannot be recognized until certain contractual hurdles are met.  The Company expects that it will recognize income from funds liquidating in future quarters that will more than offset the $5.3 million of incentive compensation expense recognized.

Total assets under management grew by nearly 12% from year-end 2007 to $42.2 billion at the end of the first quarter, reflecting strength in fundraising efforts and an active acquisition program.

The Global Investment Management segment did not incur any one-time costs in the current or prior year quarter.

Development Services Segment Results

In the Development Services segment, which consists of real estate development and investment activities primarily in the U.S., revenue totaled $27.7 million for the first quarter of 2008, a 61.8% increase compared to $17.1 million recorded in the first quarter of 2007.  This revenue increase was primarily driven by construction revenue, which also led to a corresponding increase in construction job costs, thereby not translating into increased operating income or EBITDA.

This segment reported an operating loss of $10.3 million for the first quarter of 2008, compared with an operating loss of $10.7 million for the same period last year.  EBITDA for the segment was a loss of $1.8 million for the first quarter of 2008, compared to an EBITDA loss of $8.0 million from last year’s first quarter.  EBITDA was positively impacted by a reduction in minority interest expense, which is included in the calculation of EBITDA but not in the calculation of operating loss.

Development projects in process as of March 31, 2008 totaled $6.3 billion, up nearly 15% from year ago levels and down slightly from year-end 2007. The inventory of pipeline deals as of March 31, 2008 stood at $2.8 billion.

Conference Call Details

The Company’s first-quarter earnings conference call will be held on Wednesday, April 30, 2008 at 10:30 a.m. Eastern Daylight Time (EDT).  A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.cbre.com.

The direct dial-in number for the conference call is 888-428-4480 for U.S. callers and 612-332-0107 for international callers.  A replay of the call will be available starting at 2:00 p.m. EDT on April 30, 2008 and ending at midnight EDT on May 13, 2008. The dial-in number for the replay is 800-475-6701 for U.S. callers and 320-365-3844 for international callers.  The access code for the replay is 917661.  A transcript of the call will be available on the Company’s Investor Relations Web site.

About CB Richard Ellis

CB Richard Ellis Group, Inc. (NYSE:CBG), a Fortune 500 and S&P 500 company headquartered in Los Angeles, is the world’s largest commercial real estate services firm (in terms of 2007 revenue). With over 29,000 employees, the Company serves real estate owners, investors and occupiers through more than 300 offices worldwide (excluding affiliate offices). CB Richard Ellis offers strategic advice and execution for property sales and leasing; corporate services; property, facilities and project management; mortgage brokerage; appraisal and valuation; development services; investment management; and research and consulting. CB Richard Ellis is the only commercial real estate services  company named one of the 50 “best in class” companies by BusinessWeek, and was also named one of the 100 fastest growing companies by Fortune.   Please visit our Web site at www.cbre.com.

Note:  This release contains forward-looking statements within the meaning of the ‘‘safe harbor’’ provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our growth momentum in 2008, future operations and future financial performance.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested in forward-looking statements in this release.  Any forward-looking statements speak only as of the date of this release and, except to the extent required by applicable securities laws, the Company expressly disclaims any obligation to update or revise any of them to reflect actual results, any changes in expectations or any change in events.  If the Company does update one or more forward-looking statements, no inference should be drawn that it will make additional updates with respect to those or other forward-looking statements.   Factors that could cause results to differ materially include, but are not limited to: general conditions of financial liquidity for real estate transactions; any general economic slow-down or recession in any of our principal operating regions; commercial real estate vacancy levels; employment conditions and their effect on vacancy rates; property values; rental rates; interest rates; realization of values in investment funds to offset related incentive compensation expense; our ability to leverage our platform to sustain revenue growth and capture market share; our ability to retain and incentivize producers; our levels of borrowing;  and the integration of our acquisitions and the level of synergy savings achieved as a result.

Additional information concerning factors that may influence the Company’s financial information is discussed under “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Quantitative and Qualitative Disclosures About Market Risk” and “Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2007, as well as in the Company’s press releases and other periodic filings with the Securities and Exchange Commission.  Such filings are available publicly and may be obtained off the Company’s Web site at www.cbre.com or upon request from the CB Richard Ellis Investor Relations Department at investorrelations@cbre.com.

(1)One-time charges include amortization expense related to net revenue backlog, incentive fees and customer relationships resulting from acquisitions, merger-related charges, integration costs related to acquisitions, loss on trading securities acquired in the Trammell Crow Company acquisition and write-down of impaired investment.

(2)A reconciliation of net income to net income, as adjusted for one-time items, is provided in the exhibits to this release.

(3)The Company’s management believes that EBITDA is useful in evaluating its operating performance compared to that of other companies in its industry because the calculation of EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance.  As a result, the Company’s management uses EBITDA as a measure to evaluate the operating performance of various business lines and for other discretionary purposes, including as a significant component when measuring its operating performance under its employee incentive programs.

However, EBITDA is not a recognized measurement under U.S. generally accepted accounting principles (GAAP), and when analyzing the Company’s operating performance, readers should use EBITDA in addition to, and not as an alternative for, net income determined in accordance with GAAP.  Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies.  Furthermore, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax and debt service payments.  The amounts shown for EBITDA also differ from the amounts calculated under similarly titled definitions in the Company’s debt instruments, which are further adjusted to reflect certain other cash and non-cash charges and are used to determine compliance with financial covenants and the Company’s ability to engage in certain activities, such as incurring additional debt and making certain restricted payments.

For a reconciliation of EBITDA with the most comparable financial measures calculated and presented in accordance with GAAP, see the section of this press release titled “Non-GAAP Financial Measures.”

CB RICHARD ELLIS GROUP, INC.
OPERATING RESULTS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Dollars in thousands, except share data)
(Unaudited)

	Three Months Ended March 31,
	2008	2007

Revenue	$1,230,925	$1,213,961

Costs and expenses:
Cost of services	704,446	649,673
Operating, administrative and other	432,345	411,937
Depreciation and amortization	23,802	27,368
Merger-related charges	—	31,855
Total costs and expenses	1,160,593	1,120,833

Operating income	70,332	93,128
Equity (loss) income from unconsolidated subsidiaries	(10,762)	4,249
Minority interest (income) expense	(5,125)	2,900
Other loss	—	37,534
Interest income	5,226	7,013
Interest expense	43,005	41,982

Income before provision for income taxes	26,916	21,974
Provision for income taxes	6,462	9,997

Net income	$20,454	$11,977

Basic income per share	$0.10	$0.05

Weighted average shares outstanding for basic income per share	203,110,675	229,663,454

Diluted income per share	$0.10	$0.05

Weighted average shares outstanding for diluted income per share	207,730,837	236,932,240

EBITDA	$88,497	$84,311

CB RICHARD ELLIS GROUP, INC.

SEGMENT RESULTS

FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007

(Dollars in thousands)

(Unaudited)

	Three Months Ended March 31,
	2008	2007
Americas
Revenue	$783,524	$791,885
Costs and expenses:
Cost of services	484,368	480,892
Operating, administrative and other	222,455	238,448
Depreciation and amortization	14,308	19,071
Merger-related charges	—	31,855
Operating income	$62,393	$21,619
EBITDA	$66,285	$7,149

EMEA
Revenue	$242,761	$225,353
Costs and expenses:
Cost of services	142,037	119,597
Operating, administrative and other	89,509	69,171
Depreciation and amortization	3,235	2,949
Operating income	$7,980	$33,636
EBITDA	$11,671	$36,766

Asia Pacific
Revenue	$137,432	$94,002
Costs and expenses:
Cost of services	78,041	49,184
Operating, administrative and other	45,321	33,450
Depreciation and amortization	1,753	1,432
Operating income	$12,317	$9,936
EBITDA	$13,682	$9,498

Global Investment Management
Revenue	$39,489	$85,590
Costs and expenses:
Operating, administrative and other	40,794	46,303
Depreciation and amortization	799	620
Operating (loss) income	$(2,104)	$38,667
EBITDA	$(1,375)	$38,934

Development Services
Revenue	$27,719	$17,131
Costs and expenses:
Operating, administrative and other	34,266	24,565
Depreciation and amortization	3,707	3,296
Operating loss	$(10,254)	$(10,730)
EBITDA	$(1,766)	$(8,036)

The following measures are considered “non-GAAP financial measures” under SEC guidelines:

(i)                                     Net income, as adjusted for one-time items

(ii)                                  Diluted earnings per share, as adjusted for one-time items

(iii)                               EBITDA

(iv)                              Operating income (loss), as adjusted for one-time items

The Company believes that these non-GAAP financial measures provide a more complete understanding of ongoing operations and enhance comparability of current results to prior periods as well as presenting the effects of one-time items in all periods presented.  The Company believes that investors may find it useful to see these non-GAAP financial measures to analyze financial performance without the impact of one-time items that may obscure trends in the underlying performance of its business.

Net income, as adjusted for one-time items and diluted earnings per share, as adjusted for one-time items are calculated as follows (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2008	2007

Net income	$20,454	$11,977
Amortization expense related to net revenue backlog, incentive fees and customer relationships acquired, net of tax	1,749	6,401
Integration costs related to acquisitions, net of tax	3,293	7,274
Write-down of impaired investment, net of tax	6,210	—
Loss on sale of trading securities acquired in the Trammell Crow Company acquisition, net of tax	—	20,231
Merger-related charges, net of tax	—	19,113
Net income, as adjusted	$31,706	$64,996

Diluted income per share, as adjusted	$0.15	$0.27

Weighted average shares outstanding for diluted income per share	207,730,837	236,932,240

EBITDA for the Company is calculated as follows (dollars in thousands):

	Three Months Ended March 31,
	2008	2007

Net income	$20,454	$11,977
Add:
Depreciation and amortization	23,802	27,368
Interest expense	43,005	41,982
Provision for income taxes	6,462	9,997
Less:
Interest income	5,226	7,013

EBITDA	$88,497	$84,311

Operating income (loss), as adjusted for one-time items is calculated as follows (dollars in thousands):

	Three Months Ended March 31,
	2008	2007

Americas

Operating income	$62,393	$21,619
Amortization expense related to net revenue backlog and customer relationships acquired	2,965	9,428
Integration costs related to acquisitions	5,373	11,599
Merger-related charges	—	31,855

Operating income, as adjusted	$70,731	$74,501

EMEA

Operating income	$7,980	$33,636
Integration costs related to acquisitions	208	524

Operating income, as adjusted	$8,188	$34,160

Asia Pacific

The Asia Pacific segment did not incur any one-time costs associated with acquisitions in the current or prior year period.

Global Investment Management

The Global Investment Management segment did not incur any one-time costs associated with acquisitions in the current or prior year period.

Development Services

Operating loss	$(10,254)	$(10,730)
Amortization expense related to incentive fees acquired	—	1,241

Operating loss, as adjusted	$(10,254)	$(9,489)

EBITDA for segments is calculated as follows (dollars in thousands):

	Three Months Ended March 31,
	2008	2007
Americas
Net income (loss)	$14,955	$(23,418)
Add:
Depreciation and amortization	14,308	19,071
Interest expense	34,805	41,084
Royalty and management service income	(7,288)	—
Provision (benefit) for income taxes	11,164	(24,898)
Less:
Interest income	1,659	4,690
EBITDA	$66,285	$7,149

EMEA
Net income	$6,270	$24,326
Add:
Depreciation and amortization	3,235	2,949
Interest expense	358	79
Royalty and management service expense	4,276	—
(Benefit) provision for income taxes	(806)	15,153
Less:
Interest income	1,662	5,741
EBITDA	$11,671	$36,766

Asia Pacific
Net income	$3,831	$3,332
Add:
Depreciation and amortization	1,753	1,432
Interest expense	930	611
Royalty and management service expense	2,565	—
Provision for income taxes	4,986	4,215
Less:
Interest income	383	92
EBITDA	$13,682	$9,498

Global Investment Management
Net income	$2,203	$16,497
Add:
Depreciation and amortization	799	620
Interest expense	340	895
Royalty and management service expense	447	—
(Benefit) provision for income taxes	(4,918)	21,196
Less:
Interest income	246	274
EBITDA	$(1,375)	$38,934

	Three Months Ended March 31,
	2008	2007
Development Services
Net loss	$(6,805)	$(8,760)
Add:
Depreciation and amortization	3,707	3,296
Interest expense	6,572	4,025
Benefit for income taxes	(3,964)	(5,669)
Less:
Interest income	1,276	928
EBITDA	$(1,766)	$(8,036)

CB RICHARD ELLIS GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	March 31,	December 31,
	2008	2007 (1)
Assets:
Cash and cash equivalents	$313,162	$342,874
Restricted cash	24,900	44,438
Receivables, net	950,648	1,081,653
Warehouse receivables (2)	244,205	255,777
Real estate assets(3)	782,700	696,745
Goodwill and other intangibles, net	2,692,657	2,578,814
Investments in and advances to unconsolidated subsidiaries	226,640	236,892
Deferred compensation assets	270,757	264,190
Other assets, net	803,319	741,190
Total assets	$6,308,988	$6,242,573
Liabilities:
Current liabilities, excluding debt	$1,257,688	$1,626,780
Warehouse lines of credit (2)	244,205	255,777
Revolving credit facility	311,219	227,065
Senior secured term loans	2,084,250	1,787,000
Other debt(4)	70,412	57,564
Notes payable on real estate (5)	519,613	466,032
Deferred compensation liability	265,668	278,266
Other long-term liabilities	287,752	291,933
Total liabilities	5,040,807	4,990,417

Minority interest	248,213	263,613

Stockholders’ equity	1,019,968	988,543
Total liabilities and stockholders’ equity	$6,308,988	$6,242,573

(1)     In accordance with Statement of Financial Accounting Standards No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, certain assets and liabilities at December 31, 2007 have been reclassified to conform to the presentation at March 31, 2008.

(2)     Represents Freddie Mac loan receivables, which are offset by the related non-recourse warehouse line of credit facility.

(3)     Includes real estate and other assets held for sale, real estate under development and real estate held for investment.

(4)     Includes a non-recourse revolving credit line balance of $54.6 million and $42.6 million in Development Services as of March 31, 2008 and December 31, 2007, respectively.

(5)     Represents notes payable on real estate in Development Services of which $7.4 million and $6.6 million are recourse to the Company as of March 31, 2008 and December 31, 2007, respectively.